SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant [x]
Filed by a party other than the Registrant [ ]

Check the appropriate box:
[ ]     Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to Rule 240.14a-11(c) or Rule 240.14a-12

                        ALL AMERICAN SEMICONDUCTOR, INC.
 ................................................................................
                (Name of Registrant as Specified In Its Charter)
 ................................................................................

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]     No fee required.
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1)      Title of each class of securities to which transaction applies:

     ...........................................................................

        (2)      Aggregate number of securities to which transaction applies:

     ...........................................................................

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     ...........................................................................

         (4)     Proposed maximum aggregate value of transaction:

     ...........................................................................

         (5)      Total fee paid:

     ...........................................................................

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)      Amount Previously Paid:

     ...........................................................................

         2)      Form, Schedule or Registration Statement No.:

     ...........................................................................

         3)      Filing Party:

     ...........................................................................

         4)      Date Filed:

     ...........................................................................

                        ALL AMERICAN SEMICONDUCTOR, INC.

                              --------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON JUNE 6, 2000
                           --------------------------

To:  The shareholders of All American Semiconductor, Inc.

The annual meeting of the shareholders of All American Semiconductor, Inc. (the "Company"), a Delaware corporation, will be held on Tuesday, June 6, 2000, at 10 A.M., California local time, at the Embassy Suites, 2885 Lakeside Drive, Santa Clara, California, for the following purposes:

1. to elect three directors to serve on the Board of Directors until the 2003 annual meeting of shareholders or until election and qualification of their respective successors;
2.       to approve  the 2000  Nonemployee  Director  Stock  Option  Plan of the
         Company;
3. to ratify the selection of Lazar Levine & Felix LLP as the Company's independent public accountants for the year ending December 31, 2000; and
4. to consider and act upon such other matters as may properly come before the annual meeting or any and all postponements or adjournments thereof.

Only shareholders of record at the close of business on Thursday, April 27, 2000, will be entitled to notice of and to vote at the meeting or at any adjournments or postponements thereof.

                                             By Order of the Board of Directors,




                                             /s/ HOWARD L. FLANDERS
                                             -----------------------------------
                                             Howard L. Flanders,
                                             Corporate Secretary
May 1, 2000
Miami, Florida

THE FORM OF PROXY IS ENCLOSED. TO ASSURE THAT YOUR SHARES WILL BE VOTED AT THE MEETING, PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                        ALL AMERICAN SEMICONDUCTOR, INC.
                             16115 N.W. 52ND AVENUE
                              MIAMI, FLORIDA 33014

                              --------------------

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON JUNE 6, 2000

                              --------------------


                                  INTRODUCTION

GENERAL

The enclosed proxy is solicited by and on behalf of the Board of Directors ("Board") of All American Semiconductor, Inc. (the "Company") for use at the Company's annual meeting of shareholders (the "Meeting") to be held on Tuesday, June 6, 2000, at 10 A.M., California local time, at the Embassy Suites, 2885 Lakeside Drive, Santa Clara, California, and at any adjournments or postponements thereof. The Company is first mailing this Proxy Statement and the accompanying proxy to its shareholders on or about May 3, 2000.

Proxies in the form enclosed, if properly executed and received in time for voting, and not revoked, will be voted as directed in accordance with the instructions thereon. Any properly executed and timely received proxy, not so directing to the contrary, will be voted "FOR" each of the items listed on the proxy. Any person signing and mailing the enclosed proxy may revoke it at any time before it is voted by giving written notice of revocation to Howard L. Flanders, the Corporate Secretary of the Company, by submission of a duly executed proxy bearing a later date or by voting in person at the Meeting. Attendance at the Meeting will not in and of itself constitute a revocation of a proxy. Any notice revoking a previously submitted proxy should be sent to Howard
L. Flanders, Corporate Secretary, All American Semiconductor, Inc., 16115 N.W. 52nd Avenue, Miami, Florida 33014. Revocations will not be effective unless received in writing by the Corporate Secretary of the Company prior to the Meeting.

The expense of this solicitation will be borne by the Company. In addition to solicitation by mail, arrangements may be made with brokers and other custodians, nominees and fiduciaries to send proxy materials to their principals and the Company will, upon request, reimburse them for reasonable expenses in doing so. Solicitation of proxies from some shareholders may also be made by the Company's officers and regular employees by telephone, telecopy, the Internet, or in person after the initial solicitation, without additional compensation or remuneration therefor.

A copy of the Company's annual report for the fiscal year ended December 31, 1999 (which has included therein audited consolidated financial statements for the Company) is being mailed to the Company's shareholders together with this Proxy Statement.

VOTING SECURITIES

All voting rights are vested exclusively in the holders of the Company's common stock, $.01 par value per share (the "Common Stock"), with each share entitled to one vote. Only shareholders of record at the close of business on Thursday, April 27, 2000 (the "Record Date"), are entitled to notice of and to vote at the Meeting or any adjournments or postponements thereof. On the Record Date, the Company had 3,996,131 shares of Common Stock outstanding, all of which (except 32,141 shares held by a wholly-owned subsidiary of the Company and 174,646 treasury shares of the Company) are entitled to vote at the Meeting. For purposes of this Proxy Statement, the "Shares" shall not include the shares of Common Stock held by the wholly-owned subsidiary of the Company nor treasury shares. The presence at the Meeting, in person or by proxy, of the holders of a majority of the Shares will constitute a quorum for the transaction of business.

Approximately 10.7% of the Shares are (and were on the Record Date) owned by Paul Goldberg and Bruce M. Goldberg and members of their families and certain affiliated trusts (collectively the "Goldberg Group"), in addition to approximately 7.3% of the Shares as to which Paul Goldberg and Bruce M. Goldberg act as voting trustees with respect to the election of directors of the Company. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT." The members of the Goldberg Group have informed the Company that they intend to vote in favor of all proposals made by the Board in this Proxy Statement.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of the Record Date by (i) each person known to be the beneficial owner of more than five percent (5%) of the Company's Common Stock, (ii) each director or nominee for director, (iii) each executive officer of the Company who was serving as an executive officer at the end of fiscal year 1999 (including the Chief Executive Officer), and (iv) all executive officers and directors of the Company as a group. Except as indicated in the notes to the following table, the persons named in the table have sole voting and investment power with respect to all Shares shown as beneficially owned by them.

                                                                               Percent of
Name and Address                                 Amount and Nature of         Outstanding
of Beneficial Owner (1)                         Beneficial Ownership (2)       Shares (2)
-----------------------                         ------------------------      -----------
Bruce M. Goldberg (3)(4) ..................            495,574                    13.1%
Paul Goldberg (3)(5) ......................            405,715                    10.7%
John Jablansky ............................             11,250                       *
Howard L. Flanders ........................              4,200                       *
Daniel M. Robbin ..........................              2,000                       *
Richard E. Siegel .........................              1,100                       *
Rick Gordon ...............................                200                       *
Robin L. Crandell .........................                  -                       -
S. Cye Mandel .............................                  -                       -
All executive officers and directors
as a group (9 persons)(3)(4)(5) ...........            642,897                    17.0%

-----------------
*   Less than 1%

(1) The address of each of Paul Goldberg, Bruce M. Goldberg, Howard L. Flanders, Rick Gordon and John Jablansky is the Company, 16115 N.W. 52nd Avenue, Miami, Florida 33014; S. Cye Mandel is 1800 Northeast 114th Street, Apt. 2305, North Miami, Florida 33181; Daniel M. Robbin is 4697 Carlton Golf Drive, Lake Worth, Florida 33467; Robin L. Crandell is 2700 Augustine Drive, Suite 110, Santa Clara, California 95054; and Richard E. Siegel is 10 Long Spur Street, Portola Valley, California 94028.

(2) Excludes outstanding stock options to purchase 714,848 shares of the Company's Common Stock, issued pursuant to the Company's Employees', Officers', Directors' Stock Option Plan (as previously amended and restated the "Option Plan"). Of these outstanding options, 388,200 options are held by the executive officers and directors of the Company as a group, including 140,000 options held by Bruce M. Goldberg, 105,000 options held by Paul Goldberg, 62,600 options held by Howard L. Flanders, 64,600 options held by Rick Gordon, 9,000 options held by John Jablansky and 7,000 options held by Daniel M. Robbin. Further excludes currently outstanding warrants to purchase 113,650 shares of the Company's Common Stock. If all options and warrants outstanding as of the Record Date were exercised, Bruce M. Goldberg, Paul Goldberg, Howard L. Flanders, Rick Gordon, John Jablansky and Daniel M. Robbin and all executive officers and directors of the

         Company as a group would beneficially own as of the Record Date, 13.8%, 11.1%, 1.4%, 1.4%, .4%, .2% and 22.3%, respectively, of the Company's
         Common Stock. For purposes of calculating the Percent of Outstanding Shares, the shares of Common Stock held by a wholly-owned subsidiary of the Company and treasury shares of the Company totaling 206,787 are not deemed to be outstanding.

(3) Includes for each of Bruce M. Goldberg and Paul Goldberg and all executive officers and directors as a group 277,142 shares of the
         Company's Common Stock that Paul Goldberg and Bruce M. Goldberg, as trustees, have the right to vote through December 29, 2001 with respect to the election of directors of the Company pursuant and subject to a voting trust agreement, dated as of December 29, 1995, among the trustees and the former stockholders of two affiliated, privately held companies (Added Value Electronics Distribution, Inc. and A.V.E.D.-Rocky Mountain, Inc.) acquired by the Company in December 1995, who were issued such shares in connection with such acquisitions.

(4)      Includes  15,900,  15,900,  15,900,  15,900  and  15,900  shares of the
         Company's Common Stock held of record by Bruce M. Goldberg as trustee for his sons, Matthew Goldberg and Alec Goldberg, and for his nieces and nephew, Kimberly Phelan, Tiffany Phelan and Patrick Phelan, respectively. For federal securities law purposes only, Bruce M. Goldberg is deemed to be the beneficial owner of these securities. Does not include 1,500 shares of the Company's Common Stock held of record by Jayne Goldberg, the wife of Bruce M. Goldberg, and 19,209 shares of the Company's Common Stock held of record by an unrelated third party as trustee for Matthew Goldberg (9,687 shares) and Alec Goldberg (9,522 shares). Bruce M. Goldberg disclaims beneficial ownership over all such securities.

(5) Includes 57,844 shares of the Company's Common Stock owned of record by Paul Goldberg's wife, Lola Goldberg, and 250 and 250 shares of the Company's Common Stock held of record by Paul Goldberg as custodian for grandchildren, Kimberly Phelan and Tiffany Phelan, respectively. For federal securities law purposes only, Paul Goldberg is deemed to be the beneficial owner of these securities. Does not include 35,940 shares of the Company's Common Stock held of record by Robin Phelan, the daughter of Paul and Lola Goldberg, over which securities Paul and Lola Goldberg disclaim beneficial ownership.

                               BOARD OF DIRECTORS

The Company currently has eight directors serving on its Board. The directors of the Company and their ages and positions (if any) with the Company as of the Record Date are as follows:

Name                               Class          Age     Position
----                               -----          ---     --------

Paul Goldberg (1)                    III           71     Chairman of the Board
Bruce M. Goldberg (1)                 II           44     Director, President
                                                          and Chief Executive
                                                          Officer
Howard L. Flanders                    II           42     Director, Executive
                                                          Vice President, Chief
                                                          Financial Officer and
                                                          Corporate Secretary
Rick Gordon                          III           46     Director, Senior Vice
                                                          President of Sales
S. Cye Mandel (2)(3)                   I           71     Director
Daniel M. Robbin(2)(3)                 I           64     Director
Robin L. Crandell                    III           50     Director
Richard E. Siegel                     II           54     Director

------------------
(1)      member of the Executive Committee
(2)      member of the Audit Committee
(3)      member of the Compensation Committee

The Company's Certificate of Incorporation provides for a staggered Board, consisting of three classes. The terms of office of Class I, II and III directors expire in 2001, 2002 and 2000, respectively.

The following is a brief resume of the Company's directors:

PAUL GOLDBERG, one of the co-founders of the Company and the father of Bruce M. Goldberg, has been employed by the Company in various executive capacities since its predecessor's formation in 1964, and has served as Chairman of the Board since 1978. Paul Goldberg was also Chief Executive Officer of the Company until 1997 and President of the Company until 1994.

BRUCE M. GOLDBERG, the son of Paul Goldberg, joined the Company in 1988 as Vice President, in 1990 became Executive Vice President and in 1994 became President and Chief Operating Officer. In 1997, Bruce M. Goldberg was appointed Chief Executive Officer of the Company. Bruce M. Goldberg has served as a director of the Company since 1987. From 1981 until joining the Company, Bruce M. Goldberg practiced law.

HOWARD L.  FLANDERS  joined the Company in 1991 as its Vice  President and Chief
Financial Officer, and in 1992 became a director of the Company and Corporate Secretary. In 1997, Mr. Flanders was appointed Executive Vice President of the Company. Prior to joining the Company, Mr. Flanders, who is a CPA, was Controller of Reliance Capital Group, Inc., a subsidiary of Reliance Group Holdings, Inc., where he held various positions since 1982. Prior thereto, Mr. Flanders was an accountant with the public accounting firm of PricewaterhouseCoopers LLP.

RICK GORDON has been employed by the Company since 1986. He was originally the General Manager of the Company's Northern California office and Northwest Regional Manager. In 1990, Mr. Gordon became the Western Regional Vice President and in 1992 Vice President of North American Sales and a director of the Company. In 1994, Mr. Gordon was appointed Senior Vice President of Sales and Marketing for the Company and currently holds the title of Senior Vice President of Sales. Before working for the Company, Mr. Gordon was Western Regional Vice President for Diplomat Electronics, another electronic components distributor, from 1975 until 1986.

S. CYE MANDEL is a prominent South Florida businessman who was an executive in the food service industry for 30 years. Mr. Mandel was a principal in the entity which developed and acted from 1988 to 1993 as the manager of the Miccosukee Indian bingo enterprise located in Miami, Florida. Mr. Mandel has served as director of the Company since 1987.

DANIEL M. ROBBIN has been involved in electronics distribution for over 39 years. Mr. Robbin retired in 1994 from Avnet Corporation, one of the largest distributors in the electronic components industry, where he spent 34 years, most recently as Senior Vice President of Avnet, Inc. and Executive Vice President of its subsidiary, Time Electronics. Mr. Robbin became a director of the Company in 1997. Mr. Robbin was a consultant to the Company from 1995 to June 1999.

ROBIN L. CRANDELL is the Vice President of Sales for Phase II Technical Sales, a manufacturers sales representation firm. Prior to 1998, Mr. Crandell was Senior Vice President of Sales and Marketing for Samsung Electronics, Storage System Division, Vice President of North American Business Operations for VLSI Technology and Vice President of North American Sales for Samsung Semiconductor. Prior thereto he held various sales positions at Advanced Micro Devices and was a senior engineer with Litton Data Systems. Mr. Crandell has a BSEE degree from California State Polytechnic University. Mr. Crandell became a director of the Company on November 29, 1999.

RICHARD E. SIEGEL is the Executive Vice President and a director of Supertex, Inc., a manufacturer of complex proprietary and industry-standard integrated circuits. Mr. Siegel has been with Supertex since 1981. Prior thereto, Mr.
Siegel worked at Signetics Corporation, Fairchild Semiconductor, Ford Instrument, and Grumman Aircraft Corporation. Mr. Siegel has a B.S. degree in Mechanical Engineering from the City College of New York. Mr. Siegel became a director of the Company on November 29, 1999.

The Board formally met four times during the fiscal year ended December 31, 1999, in addition to acting once during the year by unanimous written consent. All Board members attended the meetings, except for two meetings in which one member was absent, and executed the unanimous written consent.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During 1999, Daniel M. Robbin, a director of the Company, performed consulting services on behalf of the Company for which he received an aggregate of $13,000.

During 1999, the Company purchased product aggregating approximately $3.8 million from Supertex, Inc., a supplier of the Company where a board member of the Company, Richard E. Siegel, is the Executive Vice President and a director.

In 1998, the Company made a loan to Bruce M. Goldberg, the President and CEO of the Company, in the amount of $125,000 in connection with his relocation to San Jose. This loan is evidenced by a promissory note, which bears interest at 5% per annum and is payable interest only for the first five years and four months and principal and interest annually thereafter until maturity based on a twenty-year self-amortization schedule, with any unpaid principal and accrued interest payable in full in August 2013.

BOARD COMPENSATION

The members of the Board do not currently receive compensation from the Company for acting in their capacity as directors of the Company nor has the Company adopted any standard arrangement for compensating non-employee directors of the Company other than the proposed 2000 Nonemployee Director Stock Option Plan (the "Director Stock Option Plan"), which the shareholders of the Company are being asked to consider and approve at the Meeting. In addition to the proposed Director Option Stock Plan, the Company may decide in the future to further
compensate   directors   and/or  to  establish  a  standard  cash   compensation
arrangement for non-employee directors. See "ITEM 2.APPROVAL OF THE 2000 NONEMPLOYEE DIRECTOR STOCK OPTION PLAN" in "PROPOSALS."

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of common stock, and other equity securities of the Company. Directors, executive officers and greater than ten percent shareholders are also required by the SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company's knowledge,  during the fiscal year ended December 31, 1999, all
Section 16(a) filing requirements applicable to its directors, executive officers and greater than ten percent shareholders were satisfied.

                                BOARD COMMITTEES

EXECUTIVE COMMITTEE

The Executive Committee is comprised of Paul Goldberg and Bruce M. Goldberg. During 1999, the Executive Committee did not meet formally, however, its members spoke on nearly a daily basis in connection with the operations of the Company. The Executive Committee possesses substantially all of the powers of the Board and acts as the Board between Board meetings.

AUDIT COMMITTEE

The Audit Committee is comprised of S. Cye Mandel and Daniel M. Robbin. During the fiscal year ended December 31, 1999, the Audit Committee met one time. The Audit Committee is responsible for recommending the selection of the independent auditors, reviewing the arrangements and scope of the independent audit, reviewing internal accounting procedures and controls and reviewing the reports and recommendations of the independent auditors with respect to internal controls.

COMPENSATION COMMITTEE

The Compensation Committee consists of S. Cye Mandel and Daniel M. Robbin, two independent non-employee directors of the Company. The Compensation Committee is responsible for determining the compensation of all executive officers of the Company and acts as the stock option committee of the Board, administering the Option Plan. The senior management of the Company makes all decisions with respect to the compensation (other than the granting of stock options) of all employees other than the executive officers of the Company. See "BOARD OF DIRECTORS." During the fiscal year ended December 31, 1999, the Compensation Committee did not meet formally, but acted twice during the year by unanimous written consent.

NOMINATING COMMITTEE

The Board does not have a Nominating Committee, such function being performed by the Board as a whole.

                        EXECUTIVE OFFICERS OF THE COMPANY

The Company currently has five executive officers. Each officer serves at the discretion of the Board; however, as of the date of this Proxy Statement Paul Goldberg, Bruce M. Goldberg, Howard L. Flanders and Rick Gordon have employment agreements with the Company. See "EXECUTIVE COMPENSATION-Employment Agreements." The executive officers of the Company and their ages and positions as of the Record Date are as follows:

Name                          Age    Position
----                          ---    --------

Paul Goldberg                 71     Chairman of the Board

Bruce M. Goldberg             44     President and Chief Executive Officer

Howard L. Flanders            42     Executive Vice President, Chief Financial
                                     Officer and Corporate Secretary

Rick Gordon                   46     Senior Vice President of Sales

John Jablansky                42     Senior Vice President of Product Management

JOHN JABLANSKY has been employed by the Company since 1981. He was originally in sales and since 1982 has worked in various capacities within the product management department. In 1997, Mr. Jablansky was appointed Senior Vice President of Product Management of the Company. Prior to joining the Company, Mr. Jablansky was employed by Milgray Electronics, another electronic components distributor.

For a brief resume of the Company's executive officers other than John Jablansky, see "BOARD OF DIRECTORS."

                             EXECUTIVE COMPENSATION

The following table sets forth information regarding the compensation earned during each of the fiscal years ended December 31, 1999, 1998, and 1997, by the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company whose total annual salary and bonus exceeded $100,000:

                           SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM
                                                                         COMPENSATION
                                               ANNUAL COMPENSATION          AWARDS
                                         ------------------------------- ------------
                                                            OTHER ANNUAL   SECURITIES    ALL OTHER
                                                            COMPENSATION   UNDERLYING  COMPENSATION
NAME AND PRINCIPAL POSITION        YEAR  SALARY($)  BONUS($)   ($)(1)      OPTIONS(#)     ($)(2)
---------------------------        ----  ---------  -------- ----------  ------------  ------------
Paul Goldberg...................   1999   261,000    83,000         -       15,000       12,000
  Chairman of the Board            1998   251,000   116,000         -            -        8,600
                                   1997   254,000   152,000         -       40,000(3)    10,000

Bruce M. Goldberg...............   1999   392,000   121,000   168,000(4)    15,000       27,000
  President and Chief              1998   319,000   116,000    64,000(4)         -       26,000
  Executive Officer                1997   321,000   167,000         -       35,000(3)    25,000

Howard L. Flanders..............   1999   191,000    55,000         -       30,000       18,000
  Executive Vice President and     1998   182,000    77,000         -            -       18,000
  Chief Financial Officer          1997   182,000   101,000         -        2,600(3)    17,000

Rick Gordon.....................   1999   198,000    55,000         -       10,000       16,000
  Senior Vice President of Sales   1998   189,000    77,000         -            -       16,000
                                   1997   188,000   101,000         -       24,600(3)    15,000

John Jablansky..................   1999   165,000         -         -        4,000       24,000
  Senior Vice President of         1998   155,000         -         -            -       24,000
  Product Management               1997   162,000         -         -        5,000(3)    23,000

-------------------
(1) Except for Bruce M. Goldberg, other annual compensation for each of the named executive officers in 1997, 1998 and 1999 did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for such named executive officer.

(2) All other compensation includes Company contributions to life insurance policies, where the Company is not the beneficiary, to the Deferred Compensation Plans and to the 401(k) Plan of the Company. See hereinbelow and "Deferred Compensation Plans for Executive Officers and Key Employees" and "401(k) Plan."

(3) Represents stock options granted in connection with the Company's stock option repricing during 1997. The repriced options replaced options that were canceled and are no longer exercisable.

(4)      Includes   payments  made  in  connection   with  Bruce  M.  Goldberg's
         relocation to San Jose to be based where the sales and marketing functions of the Company are headquartered. See "Employment Agreements
         - The Goldberg Agreements" hereinbelow.

The Company pays for a $550,000 universal life insurance policy on the life of Paul Goldberg with benefits payable to his wife, which had an annual premium in 1999 of $7,700. Pursuant to the terms of an employment agreement with Bruce M. Goldberg, the Company makes annual advances, currently in the amount of $21,995, to Bruce M. Goldberg to cover the annual premium on a $1,000,000 whole life insurance policy (the "Whole Life Policy") on the life of Bruce M. Goldberg. On May 31, 1997, as a result of Bruce M. Goldberg's completion of a previously agreed to vesting period, all advances previously made to pay premiums on the Whole Life Policy were canceled and any security was released. On and after June 1, 1997, the Company is obligated to continue, for the duration of Bruce M. Goldberg's employment, to pay the annual premium to Bruce M. Goldberg for the Whole Life Policy. In addition, beginning in 1993 the Company has advanced, and intends to continue to advance, the premiums for $1,000,000 flexible premium life insurance policies owned by each of Howard L. Flanders and Rick Gordon. The Company's advances are secured by a collateral assignment of the cash value and death benefit of each of the policies. The current annual premium on each of these policies is $11,500. The Company's obligations to make premium payments in connection with Howard L. Flanders' and Rick Gordon's policies are expected to last for a maximum of ten years. Howard L. Flanders and Rick Gordon have been with the Company for a period of six years from the year in which the policy was acquired (1993) and provided they each remain in the employ of the Company or they have become disabled or a change in control has occurred during the term of their employment, the advances will be deemed canceled and the security released thereafter ratably over a five-year vesting period until such time as all advances are deemed canceled.

OPTION GRANTS IN LAST FISCAL YEAR

The following table shows all grants of options to the named executive officers of the Company during the fiscal year ended December 31, 1999. Pursuant to SEC rules, the table also shows the value of the options granted at the end of the option terms (as indicated below) if the price of the Company's stock was to appreciate annually by 0%, 5% and 10%, respectively. There is no assurance that such stock price will appreciate at the rates shown in the table. All of the options set forth in the table are stock options issued pursuant to the Option Plan. The Company does not have a plan whereby tandem stock appreciation rights ("SARS") are granted. See "Employees', Officers', Directors' Stock Option Plan" hereinbelow.

                                                                                                POTENTIAL REALIZABLE
                                                                   CLOSING                         VALUE AT ASSUMED
                         NUMBER OF         % OF                     MARKET                      ANNUAL RATES OF STOCK
                        SECURITIES     TOTAL OPTIONS               PRICE ON                       PRICE APPRECIATION
                        UNDERLYING      GRANTED TO      EXERCISE    DATE OF                         FOR OPTION TERM
                          OPTIONS      EMPLOYEES IN      PRICE      GRANT        EXPIRATION   -------------------------
    NAME                GRANTED (#)     FISCAL YEAR    ($/SHARE) ($/SHARE)(1)       DATE      0% ($)   5% ($)    10%($)
---------------------   -----------     -----------    --------- ------------    ----------   ------   ------    ------
Paul Goldberg              15,000          7.3%          3.595       3.250        11/01/04       -     8,294     24,587
Bruce M. Goldberg          15,000          7.3%          3.268       3.250        11/01/05       -    16,310     37,344
Howard L. Flanders         30,000         14.7%          3.268       3.250        11/01/05       -    32,619     74,687
Rick Gordon                10,000          4.9%          3.268       3.250        11/01/05       -    10,873     24,896
John Jablansky              4,000          2.0%          3.268       3.250        11/01/05       -     4,349      9,958

(1) For purposes of and as provided under the Option Plan, "fair market value" on the date of grant of any option is the average of the market price of a share of Common Stock for each of the seven (7) consecutive business days preceding such date; the market price on each such day is the closing sales price of a share of Common Stock on The Nasdaq Stock Market on such day. The Compensation Committee of the Company believes this calculation more accurately reflects "fair market value" of the Company's Common Stock on any given day as compared to simply using the closing market price on the date of grant. As a result, the closing market price on the date of grant at times may be different than the exercise price per share.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-ENDED OPTION VALUES

The following table sets forth information concerning the aggregate option exercises in the fiscal year ended December 31, 1999, and the value of unexercised stock options as of December 31, 1999, for the individual executive officers named in the Summary Compensation Table:

                                                                                                      NUMBER OF
                                                                                                      SECURITIES      VALUE OF
                                                                                                      UNDERLYING     UNEXERCISED
                                                                                                      UNEXERCISED    IN-THE-MONEY
                                                                                                      OPTIONS AT     OPTIONS AT
                                                                    SHARES                             FY-END(#)      FY-END ($)
                                                                  ACQUIRED ON         VALUE          EXERCISABLE/   EXERCISABLE/
                                                                  EXERCISE(#)       REALIZED($)     UNEXERCISABLE  UNEXERCISABLE(1)
                                                                  -----------------------------------------------------------------
Paul Goldberg ........................................                 -                -              28,000 (E)         -
                                                                       -                -              77,000 (U)         -
Bruce M. Goldberg ....................................                 -                -              23,000 (E)         -
                                                                       -                -             117,000 (U)         -
Howard L. Flanders ...................................                 -                -               2,240 (E)         -
                                                                       -                -              60,360 (U)         -
Rick Gordon ..........................................                 -                -              24,240 (E)         -
                                                                       -                -              40,360 (U)         -
John Jablansky .......................................                 -                -               3,500 (E)         -
                                                                       -                -               5,500 (U)         -

--------------

(1) Value is based upon the difference between the exercise price of the options and the last reported sale price of the Common Stock on The Nasdaq Stock Market on December 31, 1999 (the Company's fiscal year end).

COMPENSATION COMMITTEE REPORT

The Compensation Committee is responsible for recommending to the Board the compensation of the executive officers, including annual base salaries, cash and non-cash bonuses, stock ownership plans, retirement plans and other benefits. With respect to the compensation of the executive officers other than the Chief Executive Officer, the Compensation Committee makes its recommendations after consulting with the Chief Executive Officer. In addition, the Compensation Committee administers the Option Plan and the Company's deferred compensation plans and will administer all future benefit plans of the Company. The policies of the Compensation Committee and the Board with respect to the compensation of the executive officers is intended to establish levels of annual compensation that are consistent with the Company's annual and long-term goals and to reward individuals for corporate performance as well as individual achievements. In part, the Compensation Committee believes in using incentives such as annual incentive cash bonuses and stock option grants and deferred compensation plans as a means of motivating its executive officers to perform at the highest levels possible and to tie directly the compensation of the Company's executive officers to the operating performance of the Company. The Compensation Committee also takes into consideration the compensation of executive officers at companies similar in size to the Company and at other companies within the same industry as the Company.

The Compensation Committee, in conjunction with the Board, authorized in March and April, 2000, respectively, effective as of January 1, 2000 (and in certain cases retroactively for 1999) certain modifications to the employment agreements of Paul Goldberg, the Chairman of the Board, and Bruce M. Goldberg, Chief Executive Officer and President of the Company, including the extension of the term of their respective agreements until December 31, 2005, increases in their respective base salaries, and, in the case of Bruce M. Goldberg, increases in the percentage rate for his annual cash bonus. Increases in compensation for Bruce M. Goldberg reflect the substantial increase in his cost of living associated with his relocation to Silicon Valley, California. In addition, the Compensation Committee, in conjunction with the Board, authorized new four-year employment agreements commencing January 1, 2000 for each of Howard L.

Flanders, Executive Vice President and Chief Financial Officer, and Rick Gordon, Senior Vice President of Sales of the Company. The employment agreements (as modified) continue to include an annual incentive cash bonus, which, together with stock options previously issued to the executive officers, establishes an incentive compensation program that the Compensation Committee believes appropriate in order to establish a mechanism to tie the operating performance of the Company and the return on investment made by the Company's shareholders over the next several years to such executive officers' annual compensation during such period. In particular, a potentially significant portion of each executive officers' annual cash compensation is in the form of an annual bonus arrangement based on a percentage of the pre-tax income of the Company and certain options granted to each such executive officer vest based upon the Company attaining certain levels of net earnings per share on a primary basis. As part of determining the compensation packages set forth in such employment agreements, the Compensation Committee considered the backgrounds, the tenure and the experience of the executive officers as well as the results of operations for 1999 and projected results for 2000 and thereafter, as well as, in the case of Bruce M. Goldberg, his relocation to Silicon Valley, California and the resulting increase in his cost of living. See "Employment Agreements" and "Employees', Officers', Directors' Stock Option Plan" hereinbelow.

                              S. CYE MANDEL, member
                            DANIEL M. ROBBIN, member

EMPLOYEES', OFFICERS', DIRECTORS' STOCK OPTION PLAN

In 1987, the Company established an Employees', Officers', Directors' Stock Option Plan (as previously amended and restated the "Option Plan"). Subsequent thereto certain amendments to and a restatement of the Option Plan have been adopted by the Board and approved by the shareholders of the Company. The Option Plan may be further modified or amended by the Board, but certain modifications and amendments must be approved by the Company's shareholders to continue in effect. Unless earlier terminated, the Option Plan will continue in effect through April 18, 2009, after which it will expire and no further options could thereafter be granted under the Option Plan. The expiration of the Option Plan, or its termination by the Board, will not affect any options previously granted and then outstanding under the Option Plan. Such outstanding options would remain in effect until they have been exercised, terminated or have expired. A maximum of 900,000 shares of the Company's Common Stock has been reserved for issuance upon the exercise of options granted under the Option Plan. The Option Plan provides for the granting to key employees of both "incentive stock options," within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and "non-qualified stock options" ("non-qualified stock options" are options which do not comply with Section 422 of the Code) and for the granting to non-employee directors and independent contractors associated with the Company of non-qualified stock options.

The Option Plan is administered by the Compensation Committee comprised of two or more non-employee directors appointed by the Board from among its members. Any member of the Compensation Committee may be removed at any time either with or without cause by action of the Board and a vacancy on the Compensation Committee due to any reason can be filled by the Board. The current members of the Compensation Committee are two of the independent, non-employee directors of the Company, S. Cye Mandel and Daniel M. Robbin. Subject to the express limitations of the Option Plan, the Compensation Committee has authority, in its discretion, to interpret the Option Plan, to adopt, prescribe, amend and rescind rules and regulations as it deems appropriate concerning the holding of its meetings and administration of the Option Plan, to determine and recommend persons to whom options should be granted, the date of each option grant, the number of shares of Common Stock to be included in each option, any vesting schedule, the option price and term (which in no event will be for a period more than ten years from the date of grant) and the form and content of agreements evidencing options to be issued under the Option Plan.

Options may be currently granted under the Option Plan to any key employee or non-employee director or prospective key employee or non-employee director (conditioned upon, and effective not earlier than, his or her becoming an employee or director) of or independent contractor associated with the Company or its subsidiaries. However, as required by the Code, non-employee directors and independent contractors are only eligible to receive non-qualified stock options. In determining key employees to whom options will be granted, the Compensation Committee takes into consideration the key employee's present and potential contribution to the success and growth of the Company's business and other such factors as the Compensation Committee may deem proper or relevant in its discretion including whether such person performs important job functions or makes important decisions for the Company, as well as the judgment, initiative, leadership and continued efforts of eligible participants. Employees who are also officers or directors of the Company or its subsidiaries will not by reason of such offices be ineligible to receive options. However, no member of the Compensation Committee is eligible to receive options under the Option Plan and, subject to the approval of the Director Stock Option Plan by the shareholders of the Company at the Meeting, it is currently contemplated that nonemployee directors would be granted options under the Director Stock Option Plan and not the Option Plan. As of the Record Date, the Compensation Committee has not adopted formal eligibility limitation criteria. Therefore, quantification of the current number of employees, non-employee directors and independent contractors that would technically be eligible for participation is not currently readily determinable. As of the Record Date, approximately 116 employees held outstanding options.

The exercise price for all options granted under the Option Plan shall not be less than the fair market value of the Company's Common Stock on the date of grant (or, in the case of incentive stock options, 110% of the fair market value if the beneficiary of the grant beneficially owns 10% or more of the outstanding shares of the Company's Common Stock). For purposes of the Option Plan, fair market value on the date of grant of any option is the average of the "market price" of a share of Common Stock for each of the seven (7) consecutive business days preceding such date. The "market price" on each such day shall be (i) if the Common Stock is listed on a securities exchange (including The Nasdaq Stock Market), the closing sales price on such exchange on such day or, in the absence of reported sales on such day, the mean between the reported closing bid and asked prices on such exchange on such day, or (ii) if the Common Stock is not listed on a securities exchange (including The Nasdaq Stock Market), the mean between the closing bid and asked prices as quoted by the National Association of Securities Dealers, Inc. through the National Association of Securities Dealers Automated Quotation System ("NASDAQ") for such day; provided, however, that, if there are no such quotations or if it is determined that the fair market value is not properly reflected by such NASDAQ quotations or the Common Stock is not traded on an exchange or over the counter, fair market value shall be determined by such other method as the Compensation Committee determines to be reasonable. Notwithstanding the foregoing, if on, or within ten (10) days prior to, the date of grant of any options a registration statement filed by the Company with the SEC in connection with a public offering of Common Stock becomes effective, the fair market value of a share of such Common Stock shall be the public offering price per share of Common Stock being offered pursuant to such offering.

Except as may be specifically limited by the terms of the Option Plan, the granting of options is made at the sole discretion of the Compensation Committee. Further, the aggregate fair market value of the Company's Common Stock (determined at the date of the option grant) for which an employee may be granted incentive stock options which first become exercisable in any calendar year under the Option Plan may not exceed $100,000. Options granted pursuant to the Option Plan are not transferable during an optionee's lifetime.

The term of and any vesting schedule (whether the option will be exercisable immediately, in stages or otherwise, or the vesting will be based upon any condition such as the operating performance of the Company or other events such as a change in control) for an option granted under the Option Plan is established by the Compensation Committee, but the term may not be more than ten years from the date of grant of the option, except that, in the case of a person receiving an incentive stock option who at such time owns the Company's Common Stock representing more than 10% of the Company's Common Stock outstanding at the time the option is granted, the term of such incentive stock option shall not exceed five years from the date of grant of the option. In general, options will not be exercisable after the expiration of their term. Furthermore, the Compensation Committee has the authority and discretion to determine the time frame in which an optionee has to exercise his options (subject to the ten-year limitation from date of grant) in the event of his termination of employment due to death, disability, termination without cause, retirement, voluntarily leaving the Company and change in control.

To the extent incentive stock options are granted under the Option Plan, this generally entitles an optionee who is an employee to defer recognition of income or loss for federal tax purposes until the shares underlying the options are sold.

As of the Record Date, a total of 738,975 options were granted and had not expired or been forfeited, of which 61,627 were exercised and 677,348 options were outstanding (of which 388,200 options were held by executive officers and directors of the Company as a group, see "Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-Ended Option Values" and 206,130 options are presently exercisable). These options, which are held by 116 persons, are exercisable at prices ranging from $3.268 per share to $11.565 per share and are exercisable through various expiration dates from 2000 to 2005.

DEFERRED COMPENSATION PLANS FOR EXECUTIVE OFFICERS AND KEY EMPLOYEES

Effective January 1, 1988, the Company established a deferred compensation plan (the "1988 Deferred Compensation Plan") for executive officers and key employees of the Company. The employees eligible to participate in the 1988 Deferred Compensation Plan (the "Participants") are chosen at the sole discretion of the Board, upon a recommendation from the Compensation Committee. Pursuant to the 1988 Deferred Compensation Plan, commencing on a Participant's retirement date, he or she will receive an annuity for ten years. The amount of the annuity shall be computed at 30% of the Participant's salary, as defined. Any Participant with less than ten years of service to the Company as of his or her retirement date will only receive a pro rata portion of the annuity. Retirement benefits paid under the 1988 Deferred Compensation Plan will be distributed monthly. The Company paid benefits under this plan of approximately $15,600 during 1999, none of which was paid to any executive officer. The maximum benefit payable to a Participant (including each of the executive officers) under the 1988 Deferred Compensation Plan is presently $30,000 per annum.

During 1996, the Company established a second deferred compensation plan (the "1996 Deferred Compensation Plan") for executives of the Company. The executives eligible to participate in the 1996 Deferred Compensation Plan are chosen at the sole discretion of the Board upon a recommendation from the Compensation Committee. The Company may make contributions each year in its sole discretion and is under no obligation to make a contribution in any given year. For 1999 the Company contributed $115,000 under this plan. Participants in the plan will vest in their plan benefits over a ten-year period. If the participant's employment terminates due to death, disability or a change in control of management, he or she will vest 100% in all benefits under the plan. Retirement benefits will be paid, as selected by the participant, based on the sum of the contributions made and any additions based on investment gains. One executive officer of the Company has been chosen as a participant in the 1996 Deferred Compensation Plan.

401(k) PLAN

The Company maintains a 401(k) Plan (the "401(k) Plan"), which is intended to qualify under Section 401(k) of the Code. All full-time employees of the Company over the age of 21 are eligible to participate in the 401(k) Plan after completing 90 days of employment. Each eligible employee may elect to contribute to the 401(k) Plan, through payroll deductions, up to 15% of his or her salary, limited to $10,000 in 1999. The Company makes matching contributions and in 1999 its contributions were in the amount of 25% on the first 6% contributed of each participating employee's salary.

EMPLOYMENT AGREEMENTS

THE GOLDBERG AGREEMENTS

The Company has employment agreements with each of Paul Goldberg, its Chairman of the Board, and Bruce M. Goldberg, its Chief Executive Officer and President (collectively and as amended the "Goldberg Agreements"). Effective January 1, 2000, the term of each of the Goldberg Agreements was extended until December 31, 2005, with automatic additional successive one-year renewal periods thereafter unless terminated in writing by the Company or the employee at least 60 days prior to the expiration of the then current term and subject, in the case of Paul Goldberg, to earlier termination in the event that Paul Goldberg elects to exercise his right to retire as hereinafter described. Each of the Goldberg Agreements provides for a base salary, in the case of Paul Goldberg, of $291,167 per annum effective January 1, 2000, and, in the case of Bruce M. Goldberg, of $391,723 per annum effective January 1, 1999, subject to an annual increase equal to the greater of 4% per annum or the increase in the cost of living. Under the Goldberg Agreements, Paul Goldberg and Bruce M. Goldberg are entitled to receive, in the case of Paul Goldberg, an annual cash bonus equal to 3% and, in the case of Bruce M. Goldberg, an annual cash bonus in 1999 equal to 4% and in 2000 and thereafter 5% of the Company's pre-tax income, before nonrecurring and extraordinary charges, in excess of $1,000,000 in any calendar year. Such annual bonus compensation for each of Paul Goldberg and Bruce M. Goldberg is limited in any year to an amount no greater than two times his respective base salary for the applicable year.

On May 27 and August 21, 1998 the Board of Directors of the Company held meetings during which it approved a relocation package (the "Relocation Package") pursuant to which the Company would pay certain costs and expenses associated with Bruce M. Goldberg's relocation from Florida to California on behalf and for the benefit of the Company, including, without limitation, moving expenses, rental of temporary living quarters, costs associated with house hunting trips, a $20,000 non-accountable allowance for miscellaneous expenses and the closing costs associated with the purchase and financing of a house in California by Bruce M. Goldberg. The Relocation Package also provided, among other things, that Bruce M. Goldberg would receive (i) a gross-up of compensation and other amounts paid to him to cover federal, state and local tax liabilities incurred by him as a result of his receiving certain payments with respect to the Relocation Package and/or otherwise associated with his relocation; (ii) as of September 1, 1998, the Company would pay all expenses related to Bruce M. Goldberg's house in Miami until such house was sold (including, without limitation, payments of principal and interest on the home's first mortgage), and reimburse Bruce M. Goldberg for any loss suffered in connection with the sale of such house; and (iii) a loan from the Company in the principal amount of $125,000 bearing interest at the rate of five (5%) per annum, repayable interest only for five (5) years and four months, then principal and interest amortized over twenty (20) years with a balloon payment after fifteen (15) years and secured by a second mortgage on his home in Miami. In March 1999, Bruce M. Goldberg's house in Miami was sold and the second mortgage securing the $125,000 loan was released.

In the event that the employment of Paul Goldberg or Bruce M. Goldberg with the Company is terminated without cause (as defined in each of such executive officer's employment agreement) by the Company, certain options issued in 1995 covering 50,000 and 90,000 shares of the Company's Common Stock issued to Paul Goldberg and Bruce M. Goldberg, respectively (and which vest in nine years from the grant subject to earlier vesting if certain levels of net earnings are attained in 2000), shall become immediately 100% vested. Furthermore, if there is a change in control (as defined in the Goldberg Agreements) all unvested options held by each of Messrs. Goldberg shall become immediately 100% vested and exercisable.

Under the Goldberg Agreement for Paul Goldberg, as amended, he is able to elect, in his sole discretion, to retire at any time (the "Retirement Election"). Upon the earlier to occur of the Retirement Election or at the expiration of the term of his Goldberg Agreement, the Company will be obligated to pay Paul Goldberg (in addition to any other compensation he may be entitled to upon termination), and his spouse upon his death, a retirement benefit of $100,000 per annum until the later of the death of Paul Goldberg or his spouse, provide him and his spouse, without cost, until the later of their respective deaths, at least the same level of medical and health insurance benefits as was provided prior to his retirement and continue to pay the premiums on the life insurance policy insuring his life as described under "Summary Compensation Table" hereinabove.

The Goldberg Agreements, also provide certain additional benefits to each of Paul Goldberg and Bruce M. Goldberg, including participation in the Company benefit plans, use of a Company automobile and, in the case of Bruce M. Goldberg, continuance in the event of disability of all his respective compensation and other benefits for two years.

The Goldberg Agreements, also provide that, in the event of change in control (as defined) of the Company, each of Paul Goldberg and Bruce M. Goldberg shall have the option in his sole discretion to terminate his Goldberg Agreement. In such event, Paul Goldberg would be entitled to elect (in lieu of electing to continue to receive some or all of the compensation, payments and benefits as and when due under his Goldberg Agreement) to receive a lump sum payment equal to the sum of (i) Paul Goldberg's compensation due through the greater of the end of the term of his Goldberg Agreement or three years after the change in control, (ii) the present value (assuming a certain discount rate and life expectancy) of the retirement payments payable to Paul Goldberg commencing from the later of the end of the term or three years after the change in control until his death, (iii) an amount sufficient to pay, until the later of his or his spouse's death, the premium for at least the same level of health insurance benefits as was provided before the change in control and (iv) an amount sufficient to pay until his death, the premiums on the life insurance policy insuring his life as described under "Summary Compensation Table." Similarly, under the Goldberg Agreement for Bruce M. Goldberg, in the event of a change in control and Bruce M. Goldberg's election to terminate his Goldberg Agreement, Bruce M. Goldberg at his option will be entitled to elect to receive a lump sum payment equal to his compensation due through the later of the end of the term of his Goldberg Agreement or three years after the change in control or for such period to continue to receive such compensation as and when due under the Goldberg Agreement. The Goldberg Agreements (as well as the employment agreements for each of Howard L. Flanders and Rick Gordon discussed below) also provide for reimbursement of, and a gross-up for, any federal tax liability imposed pursuant to Section 4999 or
Section 280G (or any successor provisions) of the Internal Revenue Code of 1986, as amended, and any similar state or local taxes, as a result of a change in control payment, consideration and/or benefit made or provided by the Company pursuant to such employment agreements.

THE FLANDERS/GORDON AGREEMENTS

Effective as of January 1, 2000, the Company entered into a new employment agreement with Howard L. Flanders, its Executive Vice President, Chief Financial Officer and Corporate Secretary (the "Flanders Agreement"), and Rick Gordon, its Senior Vice President of Sales (the "Gordon Agreement" and collectively with the Flanders Agreement, the "Flanders/Gordon Agreements"). The Flanders/Gordon Agreements each expire on December 31, 2003, with automatic additional successive one-year renewal periods thereafter unless terminated in writing by the Company or the employee at least 60 days prior to expiration of the then current term. They provide for a base salary, effective as of January 1, 2000, of $215,000 per annum for Mr. Flanders and $218,000 per annum for Mr. Gordon, subject to an annual increase commencing January 1, 2001, equal to the greater of 5% per annum or the increase in the cost of living. Under the Flanders/Gordon Agreements, Messrs. Gordon and Flanders are entitled to receive an annual cash bonus equal to 2% of the Company's pre-tax income, before nonrecurring and extraordinary charges, in excess of $1,000,000 in any calendar year. Such annual cash bonus compensation is limited in any year to an amount no greater than such executive's base salary for the applicable year. The Flanders/Gordon Agreements also provide for certain additional benefits, including participation in the Company benefit plans, use of a Company automobile and continuance of all their respective compensation and other benefits for two years in the event of disability. Further, if Mr. Gordon or Mr. Flanders were to be terminated without cause (which includes requiring employee to perform duties not commensurate with his offices or which differ materially from duties that presently exist or, after a change in control, changing the location where employee is based), he is entitled to receive severance benefits equal to the greater of two-years compensation or the remainder of the compensation due under the applicable Flanders/Gordon Agreement. Additionally, under the Flanders/Gordon Agreements, the Company will pay premiums under a life insurance policy for each of Messrs. Gordon and Flanders with the beneficiary to be as designated by Mr. Gordon or Mr. Flanders, respectively, as described under "Summary Compensation Table" above. The Flanders/Gordon Agreements also provide that, in the event of a change in control (as defined) of the Company, each of Mr. Gordon and Mr. Flanders would have the option in his sole discretion to terminate the applicable Flanders/Gordon Agreement. In such event, and subject to remaining an employee of the Company (or its successor) for 180 days after the change in control (other than as a result of his death, disability or termination without cause), Mr. Gordon or Mr. Flanders, at his option, is entitled to elect to receive a lump-sum payment equal to his respective compensation due through the later of the end of the term of the applicable Flanders/Gordon Agreement or two years after the change in control or for such period to continue to receive such compensation as and when due under such Flanders/Gordon Agreement. In addition, upon a change in control, all options granted by the Company to Messrs. Flanders and Gordon automatically vest. The Flanders/Gordon Agreements also contain covenants not to compete, nonsolicitation and nondisclosure provisions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the Board consists of S. Cye Mandel and Daniel M. Robbin, both being independent, non-employee Directors of the Company. See "BOARD COMMITTEES - Compensation Committee." Since January 1, 1999 to the date hereof, neither member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K.

                          STOCK PRICE PERFORMANCE CHART

The following graph compares the five-year cumulative total returns* of the Company's Common Stock with the NASDAQ Market Index and the Electronic Parts and Equipment Peer Group Index (SIC Code 5065). The stock price performance shown below is not necessarily indicative of future price performance.

                 COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
              AMONG THE COMPANY, THE ELECTRONIC PARTS AND EQUIPMENT
                    PEER GROUP INDEX AND NASDAQ MARKET INDEX*

                    (GRAPHICAL REPRESENTATION OF DATA BELOW)

                                            FISCAL YEAR ENDED DECEMBER 31
                                ---------------------------------------------------
                                 1994     1995     1996     1997     1998     1999
COMPANY                         100.00   123.33    53.33    76.67    43.33    31.67

THE ELECTRONIC PARTS AND
EQUIPMENT PEER GROUP INDEX      100.00   119.69   138.45   142.57   107.80   129.14

NASDAQ MARKET INDEX             100.00   129.71   161.18   197.16   278.08   490.46

-----------------------
*Assumes the investment of $100 on January 1, 1995 and reinvestment of dividends (no dividends were declared on the Company's Common Stock during the period).

PROPOSALS

ITEM 1.     ELECTION OF DIRECTORS

It is intended that the votes will be cast pursuant to the accompanying proxy for the nominees named below, unless otherwise directed. The Board has no reason to believe that such nominees will become unavailable; however, in the event that such nominees should be unavailable, proxies solicited by the Board will be voted for the election of substitute nominees designated by the Board.

Paul Goldberg has been a member of the Board since 1987, Rick Gordon has been a member of the Board since 1992 and Robin Crandell has been a member of the Board since November 1999. The names of the nominees and the terms and class are set forth below. For biographical and other information regarding such nominees, see "BOARD OF DIRECTORS."

                 NOMINEE                     TERM         CLASS
                 -------                     ----         -----

                 Paul Goldberg              3 years         III
                 Rick Gordon                3 years         III
                 Robin L. Crandell          3 years         III

Proxies cannot be voted for a greater number of persons than the three nominees named above.

The nominees for directors who receive a plurality of the votes cast by the holders of the Shares will be elected. Abstentions (withheld authority) and broker or nominee non-votes are not counted in determining the number of Shares voted for or against any nominee for director.

The Board recommends a vote in favor of the nominees for election to the Board.

ITEM 2.      APPROVAL OF THE 2000 NONEMPLOYEE DIRECTOR STOCK OPTION PLAN

PROPOSAL

         The Board seeks the approval of the Company's shareholders for the adoption of the 2000 Nonemployee Director Stock Option Plan (the "Director Stock Option Plan") The Director Stock Option Plan provides for annual grants of nonqualified stock options to each member of the Board who is not a salaried officer or employee of the Company or any of its direct or indirect subsidiaries. On April 26, 2000, the Board authorized and approved the Director Stock Option Plan, subject to the approval of the shareholders of the Company.

         A description of the Director Stock Option Plan is presented below. The description of the Director Stock Option Plan is qualified in its entirety by reference to the full text of such plan. A copy of the Director Stock Option Plan is annexed hereto as Exhibit "A".

                    SUMMARY OF THE DIRECTOR STOCK OPTION PLAN

PURPOSE

         The purpose of the Director Stock Option Plan is to provide incentives which will attract and retain outstanding individuals to serve as members of the Board, thereby strengthening the mutuality of interests between such persons and the Company's shareholders.

NUMBER OF SHARES

         The number of shares of the Company's Common Stock reserved for issuance under the Director Stock Option Plan is 75,000 shares, subject to any future anti-dilution adjustments.

ADMINISTRATION

         Although the Board generally administers the Director Stock Option Plan, the Director Stock Option Plan is substantively self-executing except that the Board is given discretion to determine the number of shares (from 1,500 up to 15,000 shares) included in the option granted to an individual upon his initial election to the Board. See "Stock Options" below.

ELIGIBILITY

         Participation in the Director Stock Option Plan is limited to members of the Board who are not salaried officers or employees of the Company or any of its direct or indirect subsidiaries (a "Nonemployee Director").

STOCK OPTIONS

         As required  by the  Internal  Revenue  Code of 1986,  as amended  (the
"Code"), nonemployee directors of a company are only eligible to receive nonqualified stock options (options that do not meet the requirements of Section 422 of the Code). Stock options consist of grants from the Company, in the form of agreements, which enable the holder to purchase a specific number of shares of Common Stock, at set terms and at a fixed purchase price, which terms and price are hereinafter described. With respect to the four (4) existing Nonemployee Directors (subject, however, in the case of Robin L. Crandell, to his re-election to the Board at the Meeting), effective on and subject to the approval of the Director Stock Option Plan by the shareholders at the Meeting, each of the existing Nonemployee Directors will be automatically awarded a nonqualified stock option to purchase 1,500 shares of Common Stock. With respect to the election of any new Nonemployee Director, effective on the date of a Nonemployee Director's initial election to the Board, each Nonemployee Director will be awarded a nonqualified stock option to purchase between 1,500 shares and 15,000 shares of Common Stock (the "Initial Option") as determined in the sole discretion of the Board. In addition, effective on the date of each annual meeting of shareholders of the Company, commencing with the annual meeting to be held in 2001, each Nonemployee Director will be automatically awarded an additional nonqualified stock option to purchase 750 shares of Common Stock (the "Additional Option"); provided, however, that a Nonemployee Director is not granted such Additional Option upon such re-election if such Nonemployee Director was granted an Initial Option in the immediately preceding 12 months period upon his or her initial election to the Board.

EXERCISE PRICE

The exercise price for all options granted under the Director Stock Option Plan is 100% of the Fair Market Value (as hereinafter defined) of Common Stock on the date of the grant. The "Fair Market Value" on the date of the grant of any option is the average of the "market price" of a share of Common Stock for each of the seven (7) consecutive business days preceding such date. The "market price" on each such day shall be (i) if the Common Stock is listed on a securities exchange (including The Nasdaq Stock Market), the closing sales price on such exchange on such day or, in the absence of reported sales on such day, the mean between the reported closing bid and asked prices on such exchange on such day, or (ii) if the Common Stock is not listed on a securities exchange (including The Nasdaq Stock Market), the mean between the closing bid and asked prices as quoted by the National Association of Securities Dealers, Inc. through the National Association of Securities Dealers Automated Quotation System ("NASDAQ") for such day; provided, however, that, if there are no such quotations or if it is determined that the fair market value is not properly reflected by such NASDAQ quotations or the Common Stock is not traded on an exchange or over the counter, fair market value shall be determined by such other method as the Board determines to be reasonable.

TERM AND VESTING OF EXERCISE RIGHTS

         All options granted under the Director Stock Option Plan are subject to a ten year term. The right to exercise such options, in whole or in part, from time to time after the date granted, will vest in 50% annual increments on each of the first two anniversary dates from the date of grant. Accordingly, no option granted will be exercisable during the first year following the date such option is granted.

         Notwithstanding the above vesting schedule, any option granted under the Director Stock Option Plan becomes fully vested and exercisable upon (i) the death of a Nonemployee Director while serving on the Board, (ii) a Nonemployee Director's "Retirement" (meaning a Nonemployee Director's termination of service as a member of the Board after the age of 70 years or at any time with the consent of the Board), (iii) the permanent disability (inability, due to mental, emotional or physical injury or illness, to perform the essential functions of a Board member) of a Nonemployee Director or (iv) any change in control (as defined) of the Company.

If a Nonemployee Director's service is terminated for any reason, his or her option may be exercised to the extent it has vested and is exercisable at the date of such termination for a period of time pursuant to the terms of the Director Stock Option Plan. In the case of a termination other than for death, permanent disability or Retirement of a Nonemployee Director, the period for exercise as to vested options following termination is 90 days. In the case of Retirement or permanent disability, the period for exercise as to vested options is 180 days. In the case of death, the period for exercise as to vested options is 12 months. However, in no event may an option be exercised more than ten years after the date the option is granted.

MANNER OF EXERCISE AND PAYMENT OF EXERCISE PRICE

         Options granted under the Director Stock Option Plan are exercised by a Nonemployee Director (or upon his or her death by his or her personal representative, executor or administrator or upon incapacity by his guardian), as to all or part of the Common Stock covered by the options which have vested, by giving written notice of exercise to the Secretary of the Company. Payment in full of such purchase price is to be made (a) by check payable to the Company for the purchase price of the shares to be purchased or (b) by tendering to the Company previously acquired shares of Common Stock, held for at least 6 months, having a Fair Market Value (determined as of the date such options are exercised) equal to the entire purchase price of the shares to be purchased or
(c) by a combination of both methods. No shares of Common Stock may be issued until full payment therefore has been received by the Company and no Nonemployee Director has any of the rights of a shareholder of the Company until the certificates for such shares of Common Stock are issued to the Nonemployee Director following the exercise of his or her options.

NONTRANSFERABILITY

Any options granted under the Director Stock Option Plan are nontransferable by the Nonemployee Director, other than as required by law or by will or the laws of descent and distribution or to an immediate family member (a spouse or lineal descendent) or a trust or family partnership or other entity for the benefit of such persons (collectively "Permitted Transferees"). Options may be exercised during the lifetime of the Nonemployee Director only by the Nonemployee Director or the Nonemployee Director's guardian or legal representative, unless transferred to a Permitted Transferee, in which case such options can be exercised by the Permitted Transferee. In the event of the death of a Nonemployee Director, options theretofore granted to him or her are exercisable during the 12 month period after his or her death (but not beyond the ten-year term of the grant) and then only (i) by the executor or administrator of the estate of the deceased Nonemployee Director or the person or persons to whom the deceased Nonemployee Director's rights under the option pass by will or the laws of descent and distribution or, if previously transferred to a Permitted
Transferee, by the Permitted Transferee, and (ii) to the extent that the deceased Nonemployee Director (or Permitted Transferee) was entitled to do so at the date of the Nonemployee Director's death.

ADJUSTMENT ON CHANGES IN CAPITALIZATION

         If the Company at any time changes the number of issued shares of Common Stock without new consideration to the Company (such as by stock dividend or stock split), the total number of shares available for stock option grants under the Director Stock Option Plan will be appropriately adjusted and the number of shares covered by and the exercise price for each outstanding option shall be adjusted so that the aggregate consideration payable to the Company and the value of such option shall not be changed. If, during the term of any option granted, the Common Stock shall be changed into another kind of stock, securities, cash or other property as a result of reorganization, sale, merger, consolidation, or other similar transaction, adequate provision will be made whereby the Nonemployee Directors shall thereafter be entitled to receive, upon the due exercise of any outstanding options, the stock, securities, cash or other property the Nonemployee Directors would have been entitled to receive immediately prior to the effective date of any such transaction for Common Stock which could have been acquired through the exercise of such options.

AMENDMENT AND DISCONTINUATION OF THE DIRECTOR STOCK OPTION PLAN

         The Board may amend, suspend or discontinue the Director Stock Option Plan at any time, but no such action may adversely affect any outstanding option, provided, however, that any such amendment shall be adopted subject to and conditioned upon obtaining the approval of the Company's shareholders if the amendment without such subsequent approval of the Company's shareholders (a) would result in the Director Stock Option Plan losing its status as a protected plan under Rule 16b-3 (as then in effect) of the Exchange Act or (b) would violate the Exchange Act or any other rules or regulations promulgated thereunder or the rules of The Nasdaq Stock Market, Inc. or any other securities exchange on which the Company's Common Stock is traded. The Director Stock Option Plan is effective indefinitely until discontinued by action of the Board.

REGISTRATION OF UNDERLYING COMMON STOCK

Subject to the shareholders approval of the Director Stock Option Plan, it is currently contemplated that at the appropriate time the Company will file a registration statement on Form S-8 in order to register the shares of Common Stock reserved for issuance under the Director Stock Option Plan. To the extent that the Registration Statement remains effective under the Securities Act of 1933 (the "Securities Act"), shares of Common Stock issued upon the exercise of outstanding stock options will be immediately and freely tradable without restriction under the Securities Act, subject to applicable volume limitations, if any, under Rule 144 of the Securities Act and Section 16 of the Exchange Act.

RECENT PRICE OF COMMON STOCK

         On the Record Date, the closing sale price of the Common Stock on The Nasdaq National Market was $13.25 per share.

FEDERAL INCOME TAX CONSEQUENCES

         The following is a brief summary of the applicable Federal income tax consequences of options granted under the Director Stock Option Plan based on U.S. Federal income tax laws in effect on the date of this Proxy Statement.

         With respect to nonqualified stock options: (i) no income is recognized by the optionee at the time the option is granted; (ii) generally, at exercise, ordinary income is recognized by the optionee in an amount equal to the difference between the option exercise price paid for the shares and the fair market value of the shares on the date of the exercise, and the Company is entitled to an employer tax deduction in the same amount; and (iii) upon disposition of the shares, any gain or loss is treated as capital gain or loss.

REQUIRED VOTE

         The affirmative vote of a majority of the Shares represented in person or by proxy at the Meeting which cast a vote on this proposal is necessary for the approval of the Director Stock Option Plan. Abstentions (withheld authority) and broker or nominee nonvotes are not counted in determining the number of Shares voted for or against this proposal.

The Board recommends a vote FOR adoption of the Director Stock Option Plan.

ITEM 3.      RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

It is intended that the votes will be cast pursuant to the accompanying proxy for the ratification of Lazar Levine & Felix LLP as the Company's independent public accountants for the fiscal year ending December 31, 2000, unless otherwise directed.

The firm of Lazar Levine & Felix LLP certified the accounts of the Company for the fiscal years ended December 31, 1988 and thereafter. No member of such firm or any associate thereof has any financial interest in the Company or its subsidiaries. A member of such firm is not expected to be present at the Meeting.

Shareholder approval of the Company's auditors is not required under Delaware law. Consistent with past practices, the Board is submitting its selection of Lazar Levine & Felix LLP to its shareholders for ratification in order to determine whether the shareholders generally approve of the Company's auditors. If the selection of Lazar Levine & Felix LLP is not approved by the shareholders, the Board will reconsider its selection.

The affirmative vote of a majority of the Shares represented in person or by proxy at the Meeting which cast a vote on this proposal is required to approve this proposal. Abstentions (withheld authority) and broker or nominee non-votes are not counted in determining the number of Shares voted for or against this proposal.

The Board recommends a vote in favor of this proposal.

                 SHAREHOLDER'S PROPOSALS FOR 2001 ANNUAL MEETING

Any shareholder of the Company who wishes to present a proposal to be considered at the 2001 annual meeting of shareholders and who wishes to have such proposal receive consideration for inclusion in the Company's proxy statement for such meeting must deliver such proposal in writing to the Company at 16115 N.W. 52nd Avenue, Miami, Florida 33014, not later than December 31, 2000. Any such shareholder proposal must comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934.

The persons named as proxies for the 2001 annual meeting of shareholders will generally have discretionary authority to vote on any matter presented by a shareholder for action at the meeting. In the event that the Company receives notice of any shareholder proposal no later than forty-five (45) days before the date on which the Company first mailed this Proxy Statement, then, so long as the Company includes in its proxy statement for the 2001 annual meeting of shareholders advice on the nature of the matter and how the named proxies intend to vote the shares for which they have received discretionary authority, such proxies may exercise discretionary authority with respect to such matter, except to the extent limited by the rules of the Securities and Exchange Commission governing shareholder proposals.

                                  OTHER MATTERS

The Board has no knowledge of any other matters which may come before the Meeting and does not intend to present any other matters. However, if any other matters shall properly come before the Meeting or any adjournment or postponements thereof, the persons named as proxies will have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their best judgment.

A COPY OF THE COMPANY'S ANNUAL REPORT TO SHAREHOLDERS FOR THE YEAR ENDED DECEMBER 31, 1999 IS BEING PROVIDED TO SHAREHOLDERS WITH THIS PROXY STATEMENT. THE COMPANY WILL FURNISH TO EACH PERSON SOLICITED HEREUNDER, WITHOUT CHARGE, COPIES OF ITS ANNUAL REPORT ON FORM 10-K (INCLUDING EXHIBITS) FOR THE COMPANY'S YEAR ENDED DECEMBER 31, 1999, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, UPON RECEIPT BY THE COMPANY OF A WRITTEN REQUEST BY SUCH PERSON. SUCH WRITTEN REQUEST SHOULD BE SENT TO THE COMPANY, ATTENTION: HOWARD L. FLANDERS, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, AT THE COMPANY'S ADDRESS STATED HEREINABOVE.

                                             By Order of the Board of Directors,


                                             /s/ HOWARD L. FLANDERS
                                             -----------------------------------
                                             Howard L. Flanders,
                                             Corporate Secretary

May 1, 2000
Miami, Florida

                                    EXHIBIT A

                        ALL AMERICAN SEMICONDUCTOR, INC.
                   2000 NONEMPLOYEE DIRECTOR STOCK OPTION PLAN

         1. PURPOSE. ALL AMERICAN SEMICONDUCTOR, INC., a Delaware corporation (the "Company"), hereby adopts the 2000 Nonemployee Director Stock Option Plan (the "Plan"). The purpose of the Plan is to attract and retain outstanding individuals to serve as members of the Board of Directors of the Company by providing such persons opportunities to acquire common stock, $.01 par value, of the Company ("Common Shares"), thereby strengthening the mutuality of interest between such persons and the Company's shareholders.

         2. SHARES RESERVED UNDER THE PLAN. There is hereby reserved for issuance under the Plan an aggregate of Seventy-Five Thousand (75,000) Common Shares, which may be authorized but unissued shares. Upon the lapse, expiration, termination or cancellation of any option granted under the Plan, all unissued shares subject to or reserved for such option may again be used for options thereafter granted under the Plan.

         3. PARTICIPATION. Participation in the Plan is limited to members of the Board of Directors who are not salaried officers or employees of the Company or any of its direct or indirect subsidiaries (hereinafter sometimes referred to in the Plan as a "Nonemployee Director" or "Participant").

         4.       OPTIONS GRANTED UNDER THE PLAN.

                  A.       EXISTING NONEMPLOYEE DIRECTORS

                           Effective  on the date the  Plan is  approved  by the
shareholders of the Company, each of the then existing Nonemployee Directors (subject, however, as to any of them standing for re-election as a director at the meeting at which the Company's shareholders approve the Plan, to his re-election) shall automatically be awarded nonqualified stock options to purchase One Thousand Five Hundred (1,500) Common Shares.

                  B.       OTHER NONEMPLOYEE DIRECTORS

                           Effective  on the date of the  initial  election of a
Nonemployee Director to the Board of Directors (other than the existing Nonemployee Directors granted nonqualified stock options pursuant to paragraph
A. above), each such Nonemployee Director shall automatically be awarded nonqualified stock options to purchase at least One Thousand Five Hundred (1,500) Common Shares, but not to exceed a maximum of Fifteen Thousand (15,000) Common Shares (the "Initial Option"). The actual number of Common Shares subject to the nonqualified stock options comprising the Initial Option awarded to each Nonemployee Director pursuant to this Section 4 shall be determined by the Board of Directors as it shall deem necessary or advisable and in the best interests of the Company in order to attract and obtain outstanding and highly qualified candidates to serve on the Company's Board of Directors.

                  C.       ANNUAL GRANTS

                           On  the   date  of  each   annual   meeting   of  the
shareholders of the Company (an "Annual Meeting") commencing with the annual meeting of shareholders of the Company to be held in 2001 (subject, however, as to any Nonemployee Director standing for re-election as a director at such Annual Meeting, to his re-election), each then existing Nonemployee Director shall automatically be awarded an additional nonqualified stock option (the "Additional Option") to purchase Seven Hundred Fifty (750) Common Shares; provided, however, that such Nonemployee Director shall not be awarded the Additional Option if such Nonemployee Director was awarded an Initial Option in the immediately preceding twelve (12) month period upon his or her initial election to the Board of Directors in accordance with the provisions of this
Section 4.

                  D.       STOCK OPTION AGREEMENT

                           The Company is authorized to provide the  Participant
with a stock option agreement consistent with the terms and provisions of the Plan.

         5. OPTION EXERCISE PRICE. Each option granted under the Plan shall be exercisable at an option price equal to one hundred (100%) percent of the Fair Market Value (as defined in Section 10 hereof) of the Common Shares on the date of the grant of such option hereunder.

         6. LIMITATIONS ON EXERCISE. Any option granted under the Plan may be exercised (in accordance with the provisions of Section 7 hereof), in whole or in part, from time to time after the date granted, subject to the following limitations:

                  (a) No option granted hereunder may be exercised during the first year following the date such option is granted. On or after the first anniversary of the date the option is granted, such option may be exercised to the maximum cumulative extent of fifty (50%) percent of the total number of Common Shares subject to the option and, on or after the second anniversary of the date the option is granted, such option may be exercised to the maximum cumulative extent of one hundred (100%) percent of the total number of Common Shares subject to the option.

                  (b)      Notwithstanding   the  limitations  of  Section  6(a)
hereof, any option granted under the Plan shall become fully exercisable upon:

                           (i)     the  death  or   Permanent   Disability   (as
hereinafter defined) of a Nonemployee Director while serving on the Board of Directors, or the Retirement (as hereinafter defined) of a Nonemployee Director; provided, however, that such death, Permanent Disability, or Retirement shall occur on or after the date such option is granted. For purposes of this Section 6, a Nonemployee Director shall be deemed to have a "Permanent Disability" if, in the reasonable judgment of the Board of Directors, the Nonemployee Director is unable, due to mental, emotional, or physical injury or illness, to perform the essential functions of his or her position as a member of the Board of Directors. For purposes of this Section 6, the term "Retirement" shall mean and refer to a Nonemployee Director's termination of service as a member of the Board of Directors after the age of seventy (70) years, or at any other time with the consent of the Board of Directors; or

                           (ii)    Any   Change  in  Control   (as   hereinafter
defined) of the Company if such Change in Control occurs on or after the date such option is issued. A "Change in Control" shall be deemed to have occurred upon the happening of any of the following events: (A) the acquisition in one or more transactions by any "person" (as the term "person" is used for purposes of
Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of "beneficial ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty-five (25%) percent or more of the combined voting power of the Company's then outstanding voting securities (the "Voting Securities"); provided, however, that for purposes hereof the Voting Securities acquired (by sale, merger, consolidation or in any other manner) from the Company by any person shall be excluded from the determination of such person's beneficial ownership of Voting Securities (but such Voting Securities shall be included in the calculation of the total number of Voting Securities then outstanding); or (B) the individuals who, as of the date hereof, are members of the Board of Directors of the Company (the "Incumbent Board") shall cease for any reason to constitute more than one-half (1/2) of the members of the Board; provided, however, that, if the election, or nomination for election by the Company's shareholders of any new director is approved by a vote of more than one-half (1/2) of the members of the Incumbent Board, such new director shall, for purposes hereof, be considered as a member of the Incumbent Board; or
(C) approval by the shareholders of the Company of (i) a merger or consolidation involving the Company if the shareholders of the Company immediately before such merger or consolidation do not own, directly or indirectly immediately following such merger or consolidation, more than one-half (1/2) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the Voting Securities immediately before such merger or consolidation (unless, however, the event described in subparagraph (B) above does not occur in connection therewith) or (ii) a complete liquidation or dissolution of the Company or an agreement for the sale or other disposition of all or substantially all of the assets of the Company; provided, however, that, notwithstanding the foregoing, (x) a Change in Control shall not be deemed to occur solely because twenty-five (25%) percent or more of the then outstanding Voting Securities is acquired by (1) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its subsidiaries, (2) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the shareholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition or (3) Paul Goldberg and/or Bruce M. Goldberg and/or any member of his respective Immediate Family (as hereinafter defined) or any person or entity directly or indirectly controlled, under common control with or controlled by any, some or all of them, and (y) a Change in Control shall not be deemed to occur solely because any person or entity (the "Subject Person") acquired beneficial ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares beneficially owned by the Subject Person, provided that, if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company and, after such share acquisition by the Company, the Subject Person becomes the beneficial owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities beneficially owned by the Subject Person, then a Change in Control shall occur. For purposes of this Section 6(b)(ii), the date of the Change in Control (the "Change in Control Date") shall be the later to occur of the closing date or the effective date (as the case may be) of the transaction or event resulting in the Change in Control; provided, however, that, notwithstanding the foregoing, the Change in Control Date solely for the event set forth in item (A) of this Section 6(b)(ii) shall be the date which is fifteen (15) business days after the occurrence of such event.

                  (c)      Any  option   granted  under  the  Plan  may  not  be
exercised after the earliest to occur of any of the following events:

                           (i) more than ninety (90) days after the termination of a Nonemployee Director's service as a member of the Board of Directors for any reason other than Retirement, Permanent Disability or death (and then only to the extent that such Nonemployee Director could have exercised such option on such date of termination);

                           (ii) more than one hundred eighty (180) days after the Retirement of a Nonemployee Director from the Board of Directors;

                           (iii) more than one hundred eighty (180) days after the Permanent Disability of a Nonemployee Director;

                           (iv) more than twelve (12) months after the death of a Nonemployee Director; or

                           (v) more than ten (10) years after the date the option is granted.

         7. METHOD AND TIME OF EXERCISE: DELIVERY OF CERTIFICATES. Any option granted under the Plan shall be deemed to be exercised on the date on which written notice of the exercise of such option is received by the Secretary of the Company at the Company's corporate headquarters. Such notice shall be accompanied by: (i) a check payable to the Company in the amount of the purchase price of the Common Shares to be purchased pursuant to the exercise of such option; (ii) the delivery of Common Shares which shall have been owned by the Participant for at least six (6) months whose Fair Market Value on the date of the exercise of such option equals the purchase price of the Common Shares to be purchased pursuant to the exercise of such option; or (iii) any combination of
(i) and (ii) resulting in the amount of the purchase price of the Common Shares to be purchased pursuant to the exercise of such option.

         8. NONTRANSFERABILITY. Any option granted under the Plan shall not be transferable other than as required by law, or by will or the laws of descent and distribution, or to the Participant's Immediate Family (as hereinafter defined), or to trusts, family partnerships, or other entities for the benefit of such persons (hereinafter such persons being collectively referred to in the Plan as "Permitted Transferees"), and shall be exercisable, during the Participant's lifetime, only by the Participant or the Participant's guardian or legal representative, unless transferred to a Permitted Transferee, in which case such option may be exercised by the Permitted Transferee. On and after the death of a Nonemployee Director, any outstanding option granted to such Participant may be exercised by his or her estate or the person to whom the option passes by will or the laws of descent and distribution or, if previously transferred to a Permitted Transferee, by the Permitted Transferee, but only in accordance with the provisions of Section 6 and Section 7 hereof. For purposes of this Section 8, the term "Immediate Family" shall mean and refer to a Participant's spouse and lineal descendants.

         9. OTHER PROVISIONS; SECURITIES REGISTRATION. The grant of any option under the Plan may also be subject to such other provisions as counsel to the Company shall deem appropriate, including, without limitation, such provisions as may be necessary or appropriate to comply with federal or state securities laws and stock listing requirements.

         10. DEFINITION OF FAIR MARKET VALUE. The term "Fair Market Value", as used in the Plan, shall mean, as of any date, the average of the "market price" of a Common Share for each of the seven (7) consecutive business days preceding such date. The "market price" on each such day shall be (i) if the Common Share is listed on a securities exchange (including The Nasdaq Stock Market), the closing sales price on such exchange on such day or, in the absence of reported sales on such day, the mean between the reported closing bid and asked prices on such exchange on such day, or (ii) if the Common Share is not listed on a securities exchange (including The Nasdaq Stock Market), the mean between the closing bid and asked prices as quoted by the National Association of Securities Dealers, Inc. through the National Association of Securities Dealers Automated Quotation System ("NASDAQ") for such day; provided, however, that, if there are no such quotations or if it is determined that the fair market value is not properly reflected by such NASDAQ quotations or the Common Share is not traded on an exchange or over the counter, fair market value shall be determined by such other method as the Board of Directors determines to be reasonable.

         11. ADJUSTMENT PROVISIONS. If the Company shall at any time change the number of issued Common Shares without new consideration to the Company (such as by stock dividend or stock split), the total number of shares reserved for issuance under the Plan and the number of shares covered by each outstanding option and the exercise price thereunder shall be automatically adjusted so that the aggregate consideration payable to the Company and the value of each option shall not be changed. If, during the term of any option granted under the Plan, the Common Shares shall be changed into another kind of stock, securities, cash or other property whether as a result of reorganization, sale, merger, consolidation, or other similar transaction, the Board of Directors shall cause adequate provision to be made whereby the Participants shall thereafter be entitled to receive, upon the due exercise of any outstanding options, the stock, securities, cash or other property the Participants would have been entitled to receive immediately prior to the effective date of any such transaction for Common Shares which could have been acquired through the exercise of such options.

         12. AMENDMENT OR DISCONTINUATION OF PLAN. The Board of Directors may amend, suspend or discontinue the Plan at any time, but no such action shall adversely affect any outstanding option granted hereunder; provided, however, that any such amendment shall be adopted subject to and conditioned upon obtaining the approval of the Company's shareholders if the amendment, without such subsequent approval of the Company's shareholders, (a) would result in the Plan losing its status as a protected plan under Rule 16b-3 (as then in effect) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or (b) would violate the Exchange Act, or any other rules or regulations promulgated thereunder, or the rules of The Nasdaq Stock Market, Inc., or any other securities exchange on which the Company's Common Shares are traded.

         13. GOVERNING LAW. The Plan, and the options granted hereunder, shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of laws.

         14. SHAREHOLDER APPROVAL. The 2000 Nonemployee Director Stock Option Plan was adopted by the Board of Directors of the Company effective as of April 26, 2000, and the Plan is subject to the approval of the Company's shareholders within twelve (12) months of said adoption.

PROXY

                        ALL AMERICAN SEMICONDUCTOR, INC.
                   ANNUAL MEETING OF SHAREHOLDERS-JUNE 6, 2000
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby constitutes and appoints Paul Goldberg and Bruce M. Goldberg, and each of them, as proxies, with full power of substitution to each, for and in the name, place and stead of the undersigned to vote all shares of Common Stock of All American Semiconductor, Inc. (the "Company") which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the Company to be held on Tuesday, June 6, 2000, at 10:00 a.m., California local time, at Embassy Suites, 2885 Lakeside Drive, Santa Clara, California, and at any and all postponements and adjournments thereof. The Board of Directors recommends a vote "FOR" Proposals 1, 2, and 3 on reverse side.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. WHERE A VOTE IS NOT SPECIFIED, THE PROXIES WILL VOTE THE SHARES REPRESENTED BY THE PROXY "FOR" EACH OF PROPOSALS 1, 2, AND 3 ON REVERSE SIDE.

     A MAJORITY OF SAID PROXIES PRESENT AND ACTING IN PERSON OR BY THEIR SUBSTITUTES (OR IF ONLY ONE IS PRESENT AND ACTING, THEN THAT ONE) MAY EXERCISE ALL OF THE POWER CONFERRED HEREBY. DISCRETIONARY AUTHORITY IS CONFERRED HEREBY AS TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. PLEASE SIGN EXACTLY AS YOUR NAME APPEARS IN THE RECORDS OF THE COMPANY. IF THE SHARES ARE HELD IN THE NAMES OF TWO OR MORE PERSONS, EACH SHOULD SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS, ATTORNEYS AND CORPORATE OFFICERS SHOULD ADD THEIR TITLES.

     Receipt of the Company's 1999 Annual Report and the Notice of Annual Meeting of Shareholders and Proxy Statement relating thereto is hereby acknowledged.

                                                                  --------------
                                                                    SEE REVERSE
                                                                       SIDE
                                                                  --------------

----------   PLEASE MARK YOUR
    X        VOTES AS IN THIS
----------   EXAMPLE
                   FOR     WITHHELD                                                                            FOR   AGAINST ABSTAIN
 1. Election of                                                   2.  Approve the 2000 Nonemployee
    Directors      [ ]       [ ]    Nominees:  Paul Goldberg          Director Stock Option Plan of the        [ ]     [ ]     [ ]
                                               Rick Gordon            Company.
                                               Robin L. Crandell

 Instructions:  To withhold authority
 to vote for any individual nominee,                              3.  Ratification of the selection of Lazar
 write that nominee's name in the space                               Levine & Felix LLP as the Company's      [ ]     [ ]     [ ]
 provided below.                                                      independent public accountants for the
 For, except vote withheld from the following                         year ending December 31, 2000.
 nominee(s):

 ------------------------------------                             4.  Upon such other matters as may properly
                                                                      come before the Annual Meeting or any and
                                                                      all postponements or adjournments thereof.

SIGNATURE(s)                                          DATED:              , 2000
            -----------------------------------------       --------------
           RETURN THIS PROXY IN THE ENCLOSED ENVELOPE

(NOTE: Please complete, date and sign exactly as your name appears hereon. When signing as attorney, executor, guardian, trustee or corporate official, please add your title. If shares are held jointly, each holder should sign.)